UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

REGISTRATION NO. 333-110680

FORM SB-2
AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL-WIDE PUBLICATION LTD.
(Exact Name of Small Business Issuer in its Charter)

Nevada		76-0742386
(State of Incorporation)	(Primary Standard	(IRS Employer ID No.)
Classification Code)

595 Howe Street, Suite 323, Box 18
Vancouver, British Columbia V6C 2T5 Canada
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

Global-Wide Publication Ltd.
595 Howe Street, Suite 323, Box 18
Vancouver, British Columbia V6C 2T5 Canada
(604) 682-8468
Fax: (604) 682-4380
(Name, Address including zip code and Telephone Number, including area code, of Agent for Service)

Copies of communications to:
ANSLOW & JACLIN, LLP
4400 ROUTE 9, 2ND FLOOR

FREEHOLD, NEW JERSEY 07728
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following: ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
Title of Each Class Of	Amount to be	Offering Price	Offering	Registration
Securities to be Registered	Registered	per share (1)	Price (2)	fee (2)

Common Stock	1,800,000	$0.15	$270,000.00	$24.84

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to Global-Wide Publication Ltd. shareholders in a Regulation S offering. This price of $.15 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated ___ , 2003

PROSPECTUS

GLOBAL-WIDE PUBLICATION LTD.
1,800,000 SHARES OF COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The shares were acquired by the selling shareholders directly from us in two private offerings that were exempt from registration under the United States securities laws. We will bear all expenses related to the offering.

Our common stock is presently not traded on any market or securities exchange. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board (“OTC BB”) following the effectiveness of this registration statement. The 1,800,000 shares of our common stock can be sold by selling security holders at a fixed price of $.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree of risk. SEE SECTION ENTITLED “RISK FACTORS” ON PAGES 5 - 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The Securities and Exchange Commission has not made any recommendations that you buy or not buy our shares. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: January ___ , 2003

Summary

Global-Wide Publication Ltd.

We were incorporated on July 14, 2003 under the laws of the State of Nevada for the purpose of pursuing business opportunities in the publishing industry. We did not commence any business operations until August 2003 when we negotiated and acquired Marco Polo World News Inc. Our principal offices are located at 595 Howe Street, Suite 323, Vancouver, British Columbia, Canada, V6C 2T5. Our telephone number is 604-682-8468. All financial information located throughout this prospectus is in U.S. dollars in conformity with our audited financial statements.

Through our wholly owned subsidiary, Marco Polo World News Inc., we are engaged in the production and distribution of an ethnic bilingual (English/Italian) weekly newspaper called “Marco Polo”. We currently produce and distribute 1,700 copies of the newspaper on a weekly basis mainly in the Vancouver metropolitan area. We earn revenue by selling advertising space in the newspaper to businesses and professionals who want to market their products and services to individuals of Italian origin residing in the areas of distribution. We also earn revenues through the sale of the newspaper to individual subscribers and through newsstands sales.

On August 29, 2003, we entered into an acquisition agreement with Mr. Rino Vultaggio to purchase all of the issued and outstanding shares in the capital stock of Marco Polo World News Inc., a company incorporated on February 5, 1998 under the laws of the Province of British Columbia. In consideration of the purchase of all of the outstanding shares of Marco Polo World News Inc., we issued 2,100,000 shares of our common stock at a deemed price of $0.001 per share to Mr. Rino Vultaggio, the sole shareholder of Marco Polo World News Inc. The agreement closed on September 30, 2003.

The Offering

Securities Being Offered	Up to 1,800,000 shares of common stock.

Offering Price	The selling shareholders can sell our shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. Refer to “Plan of Distribution”.

Securities Issued And to be Issued	6,300,000 shares of our common stock are issued and outstanding as of the date of this prospectus.

Use of Proceeds	All of the common stock to be sold under this prospectus will be sold by existing shareholders and we will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data:	From Inception
to September 30, 2003

Cash	$ 31,831
Total Assets	$ 81,752
Liabilities	$ 36,585
Total Stockholders' Equity	$ 45,167

Statement of Operations	From Inception on
July 14, 2003 to September 30, 2003

Net Revenue	$ 0
Net Income/Loss	$ (5,833)
Net Income (loss) per share	$ 0
Calculation of shares used	$ 6,300,000
In calculation of net loss
Per share

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED OPERATIONS, WE WILL REQUIRE ADDITIONAL FINANCING TO ACHIEVE OUR BUSINESS OBJECTIVES. IF WE ARE UNABLE TO ARRANGE SIGNIFICANT FUNDING, OUR BUSINESS MAY FAIL.

As of September 30, 2003, we had cash on hand of $31,831. Through September 30, 2003 we have not earned any revenues and have incurred total losses of $5,833.

While we anticipate that we will generate revenues from the sale of advertising space in the newspaper and from its distribution, we do not expect that such funds will be sufficient to cover our ongoing general and administrative expenseswhich are anticipated in connection with the expansion of production of the publication in the present area of distribution and in other areas of Canada. Our current cash on hand is less than necessary to complete this plan.

Presently, we incur approximately $1,500 per month in general and administrative expenses. In order to expand our business operations, we anticipate that we will have to raise additional funding. If we are not able to raise the funds necessary to fund our business expansion objectives, we may have to delay the implementation of our business plan.

We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including general market conditions, investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. The most likely source of future funds presently available to us is through the sale of equity capital.

WE ARE CURRENTLY DEPENDENT ON THE SERVICES OF A SINGLE PRINTING FIRM AND THE LOSS OF THESE SERVICES MAY NEGATIVELY EFFECT OUR OPERATIONS.

We are solely dependant on the services of one Vancouver printing firm that prints our newspaper on a weekly basis. We do not have a written agreement for these printing services and the loss of these services would negatively effect our operations. Even though there are other printing firms in the Vancouver area that could provide this service to us on similar terms, we do not presently have any alternate arrangement if we lose the services of the present printing firm. If our relationship with the current printer ceases, the publication of our newspaper could be delayed, resulting in short term losses.

OUR AUDITORS HAVE RAISED SUBSTANTIAL DOUBT AS TO OUR CONTINUANCE AS A GOING CONCERN WHICH MAY MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL DEBT OR EQUITY FINANCING

Our business condition, as indicated in the audit report of Amisano Hanson, Chartered Accountants, raises substantial doubt as to our continuance as a going concern. To date, we have commenced operations and generated revenues from the distribution of the newspaper and advertising. However, we can provide no assurance that we will be able to generate enough revenues from the advertising sales and the distribution of our publication in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business. This report may make it more difficult for us to raise additional debt or equity financing which is needed for us to operate and expand our business.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN

We depend on the services of our senior management for the future success of our business. In particular, our success depends on the continued efforts of Robert Hoegler, our President, Chief Executive Officer and member of our Board of Directors, Lesia Ozer our Secretary, Treasurer, Chief Financial Officer and member of our Board of Director and Rino Vultaggio, a member of our Board of Directors, President of our wholly owned subsidiary and our key sales agent. Mr Vultaggio, and Ms. Ozer both have experience in the publishing and advertising sales sectors. The loss of the services of Mr. Hoegler, Mr. Vultaggio or Ms. Ozer could have an adverse effect on our business, financial condition and results of operations. In addition, our success in expanding our business operations is largely dependent on our ability to hire highly qualified sales personnel in Vancouver and other cities. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the publishing and advertising industries. Our failure to retain our current personnel and/or hire additional employees as needed, may force us to curtail our business operations.

BECAUSE OUR OFFICERS AND DIRECTORS COLLECTIVELY OWN 71.4% OF OUR OUTSTANDING COMMON STOCK, THEY WILL MAKE AND CONTROL CORPORATE DECISIONS THAT MAY BE DISADVANTAGEOUS TO MINORITY SHAREHOLDERS.

Mr. Robert Hoegler, our officer and director and Mr. Rino Vultaggio, our director, collectively own approximately 71.4% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these individuals may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

BECAUSE OUR OFFICERS HAVE OTHER BUSINESS INTERESTS, THEY MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS, CAUSING OUR BUSINESS TO FAIL.

Our president and chief executive officer, Mr. Robert Hoegler and our secretary, treasurer and chief financial officer, Ms. Lesia Ozer, presently spend about 10% of their business time on providing their services to us. While we believe that both of our officers presently possess adequate time to attend to our business interests, it is possible that our demand for their time will increase or that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our development.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to have a market maker apply for listing of our common stock on the NASD Over The Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the this Risk Factors section and elsewhere in this prospectus.

Currency Exchange Between United States and Canadian Dollars

While our consolidated financial statements are reported in United States dollars, a significant portion of our business operations are conducted in Canadian dollars. In order to provide you with a better understanding of these operations discussed in the section entitle “Description of Business”, we provide the following summary regarding historical exchange rates between these currencies:

Since June 1, 1970, the government of Canada has permitted a floating exchange rate to determine the value of the Canadian dollar as compared to the United States dollar. On November 20, 2003, the exchange rate in effect for Canadian dollars exchanged for United States dollars, expressed in terms of Canadian dollars was 1.3023. This exchange rate is based on the noon buying rates in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York. For the past six full calendar months, the following exchange rates were in effect for Canadian dollars exchanged for United States dollars, calculated in the same manner as above:

Time Period	Low -High

Month ended July 31, 2003	$1.3761 - $1.3876
Month ended August 31, 2003	$1.3915 - $1.4023
Month ended September 30, 2003	$1.3594 - $1.3693
Month October 31, 2003	$1.3160 - $1.3228
Month November, 2003	$1.3082- $1.3170
Month December, 2003	$1.3077- $1.3178

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The offering price was arbitrarily determined by us based upon the price shares were sold to our shareholders in our most recent Regulation S offering.

Dilution

The common stock to be sold by the selling shareholders in this Registration Statement is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 1,800,000 shares of common stock offered through this prospectus. These shares were acquired from us in two private placements in 2003 in the following manner: (a) 1,500,000 shares held by selling security holders were sold to 5 investors on August 5, 2003 pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and are restricted in accordance with Securities Act of 1933; and (b)300,000 shares of our common stock sold to 44 investors in an offering ended on September 30, 2003 and exempt from registration under Regulation S of the Securities Act of 1933. To the best of our knowledge, none of the selling shareholders named in this prospectus are broker-dealers or affiliated with broker-dealers.

The following table provides as of January 15, 2004 , information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1	the number of shares owned by each prior to this offering;
2	the total number of shares that are to be offered for each;
3	the total number of shares that will be owned by each upon completion of the offering; and
4	the percentage owned by each upon completion of the offering;

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Melissa Aiello 1104 Moody Ave. North Vancouver, BC. V7L 3T4	1,500	1,500	Nil	.025%
Paul Bale 1102-1330 Pendrell Street Vancouver, BC V6E 1L9	1,000	1,000	Nil	.0158%
Mario Boulanger 74 N. Rockwood Ave Thunder Bay ON P7A 6A2	8,000	8,000	Nil	.126%
Maria Carnovale 4445 E.Georgia Street Burnaby, BC V5C 2V1	1,000	1,000	Nil	.0158%
Chuck Choo 205 Main Street Vancouver, BC V6A 2S7	5,000	5,000	Nil	.079%
Francesco Cirotto 5765 Charles St. Burnaby, BC V5B 2G5	6,000	6,000	Nil	.095%
Allen Clark 125-8880 216th St.. Langley, BC V1M 3Z8	1,000	1,000	Nil	.0158%
Nick Desjarlais 23-675 Lougheed Hwy Coquitlam, BC V3K 3S5	300,000	300,000	Nil	4.76%
Edwin Dorffi 356-1917 4th Ave. Vancouver, BC V6J 1M7	30,000	30,000	Nil	.476%
Olana Drebot 607-990 Broughton St. Vancouver, BC V6Z 1X9	1,000	1,000	Nil	.0158%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Margot Dreher 520-1333 Hornby St. Vancouver, BC V6Z 2C1	1,000	1,000	Nil	.0158%
Susanna Fazio 732, 5th Ave E. N. Vancouver, BC V7L 1M9	30,000	30,000	Nil	.476%
Loredana Finamore 202-4363 Halifax St. Burnaby, BC V5C 5Z3	1,000	1,000	Nil	.0158%
Marlene Fisher 1383 Marinaside Cres. Vancouver, BC V6Z 2W9	20,000	20,000	Nil	.031%
Joseph Fuoco 2590 E. 8th Ave Vancouver, BC V5M 1W2	300,000	300,000	Nil	4.76%
Rick Gardner 2164-153rd St. Surrey, BC V4A 5X9	20,000	20,000	Nil	.031%
Irene, Grootelaar 561 Hodder Ave Thunder Bay ON P7A 1V7	12,00	12,000	Nil	.190%
Theo Grootelaar 561 Hodder Ave Thunder Bay ON P7A 1V7	3,000	3,000	Nil	.047%
Kim Hamilton 23289, 124A Ave Maple Ridge, BC V2X 1R6	2,000	2,000	Nil	.031%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Orville Hamilton 205-309 North Rd. Coquitlam, BC V3K 6Z8	300,000	300,000	Nil	4.76%
Eddie Hatoum 8591 Westminster Hiway Richmond, BC V6X 3E2	3,000	3,000	Nil	.047%
Paul, Hill 1650 Babcock Pl. Delta, BC V4M 3L1	1,000	1,000	Nil	.0158%
Helmut Hoegler 4376 Arthur Dr. Richmond, BC V4K 2W8	27,800	27,800	Nil	.44%
Shane Ivancoe 4448 Patterdale Dr. N. Vancouver, BC V7R 4L1	1,500	1,500	Nil	.023%
Ivan Janos 2037-224th St. Langley BC V2Z 2Z2	300,000	300,000	Nil	4.76%
Margaret Jenei 1321 Mountain Ave. Kelowna, BC V1Y 7H3	8,000	8,000	Nil	.126%
Shamira Jessa 963 Gilroy Cres. Coquitlam, BC V3J 3S9	1,000	1,000	Nil	.0158%
Wendy Jimenez 3929 Sunset Blvd N. Vancouver V7R 3Y4	1,000	1,000	Nil	.0158%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Karen Jonstone 23289 124A Ave Maple Ridge, BC V2X 1R6	15,000	15,000	Nil	.238%
M. Jens Juhl 5720 Monarch St. Burnaby, BC V5G 2A3	15,000	15,000	Nil	.238%
Bill Kosoris 917 W. Mary St. Thunder Bay ON. P7E 4M2	10,000	10,000	Nil	.158%
Frank Kramaric 518 Richards St. Vancouver, BC V6B 3A2	1,000	1,000	Nil	.0158%
Antonio Lacava 891 Cliff Ave. Burnaby, BC V5A 2J4	2,000	2,000	Nil	.031%
John Loch 2802 West 18th Ave. Vancouver, BC V6L 1B6	1,000	1,000	Nil	.0158%
Daniel Lowe 520-1333 Hornby St. Vancouver, BC V6Z 2C1	35,000	35,000	Nil	.555%
Amber Mahmood 73 Mahmood Cres. Maple, on L6A 3A5	1,000	1,000	Nil	.0158%
Laura Mannella 4212 Georgia St. Vancouver, BC V5C 2T7	2,000	2,000	Nil	.031%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Julie McClenahan 700 West Pender St. Vancouver, BC V6C 1G8	3,000	3,000	Nil	.047%
Elisabeth Montanaro 14303 77A Ave. Surrey, BC V3W 0L2	1,000	1,000.0158%
Michael Montanaro 15396 96 Ave. Surrey, BC V4N 3A2	4,000	4,000.063%
George Mueller 6-3511 Granville Ave. Richmond, BC V7C 1C8	1,000	1,000.0158%
Anthony Ricci 3745 Oxford St. Burnaby, BC V6C 1C1	300,000	300,000		4.76%
Tim Sacht 11183 Reiswig Rd. Lake Country, BC V4V 1X3	1,000	1,000		0.158%
Khalil Saeed 12538 75 Ave. Surrey, BC V3W 0R5	1,000	1,000.0158%
Joseph San Severino 1830n West 5th Ave. Vancouver, BC V6J 1P3	2,000	2,000.031%
Jocelyn Barrable Segal 18-5380 Smith Dr. Richmond, BC V6V 2K8	1,200	1,200.019%
Jack Segal 101-1001 West Broadway Vancouver, BC V6H 4E4	4,000	4,000.063%
John Short 34-3355 Morgan Creek Way South Surrey, BC V3S 0J9	1,000	1,000.0158%
Jerry Stefaniuk 3837 Hamber Pl. North Vancouver, BC V7G 2K2	12,000	12,000.19%

The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 6,300,000 shares of common stock outstanding on January 15, 2004 .

It is possible that the selling shareholders may not sell all of the securities being offered.

None of the selling shareholders:

  has had a material relationship with us other than as a shareholder at any time within the past three years e xcept for Mr. Helmut Hoegler, who is the brother of Mr. Robert Hoegler, our Director and Chief Executive Officer; or

  has ever been one of our officers or directors.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public may be:

1.	The market price prevailing at the time of sale;
2.	A price related to such prevailing market price; or
3.	Such other price as the selling shareholders determine from time to time.

The selling shareholders are required to sell our shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares may also be sold in compliance with the Securities and Exchange Commission The selling shareholders are required to sell our shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares may also be sold in compliance with the Securities and Exchange Commission’

  1% of the number of shares of the company's common stock then outstanding; or

  the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on
  Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. We estimate that the expenses of the offering to be paid by us on behalf of the selling shareholders is $20,500. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Legal Proceedings

There are no legal proceedings pending or threatened against us. Our address for service of process in Nevada is 1802 N. Carson Street, Suite 212, Carson City, Nevada, 89701.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of November 21, 2003 are as follows:

Directors:

Name of Director	Age
Robert Hoegler	60

Lesia Ozer	35

Rino Vultaggio	62

Executive Officers:

Name of Officer	Age	Office
Robert Hoegler	60	President and Chief
		Executive Officer

Lesia Ozer	35	Secretary, Treasurer,
		and Chief Financial
		Officer

Biographical Information

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

Robert Hoegler, age 60, has been our President, Chief Executive Officer and a member of our Board of Directors since inception on July 14, 2003. Mr. Hoegler has 20 years experience as an advisor and consultant in the corporate and financial markets. In a consulting capacity, he has developed financial and administrative programs for clients in the high-tech, manufacturing and natural resources markets. He has been responsible for financing many of these companies and for securing share-listing status for more than 10 of them, both on U.S. and Canadian exchanges. From June 1993 to June 2003,, Mr. Hoegler was a Director of MCA Equities Ltd., a consulting company that provided management and administrative advice and assistance to private and public companies in both Canada and the United States. Since June 2003, Mr. Hoegler has been acting as President and a director of Roma Equities Ltd., a British Columbia company involved in the business of providing management and administrative consulting services. We estimate that Mr. Hoegler intends to spend approximately ten (10%) percent of his business time working on our business. There is no affiliation between MCA Equities Ltd, Roma Equities Ltd. and us.

Lesia Ozer, age 35, has been our Secretary, Treasurer and Chief Financial Officer and member of our Board of Directors since inception on July 14, 2003. Ms. Ozer has acted as an independent consultant in the publishing sector from January 1998 to date.. In this capacity, she has developed research campaigns, corporate programs, creative product development, budgeting and financial controls, forecasting and research and expansion initiatives. Ms. Ozer has also consulted on the design and construction of systems operations and costs control in the areas of production and distribution during this same period. Ms. Ozer also served from September 2001 to June 2002 as a guest instructor at the British Columbia Institute of Technology Marketing Department, lecturing on the topic of service marketing. She intends to spend approximately ten percent (10%) of her business time working on our business.

Rino Vultaggio, age 62, has been a member of our Board of Directors since September 2, 2003 and has been President, Chief Executive Officer and Director of Marco Polo World News Inc. since inception in February 1998. Mr. Vultaggio is presently the Editor and Publisher of “Il Marco Polo”, the company’s Italian National weekly newspaper which he founded in 1975. He acted in these capacities since February 1998 when he incorporated our subsidiary and initiated the production and distribution of the publication. Mr. Vultaggio has also acted as the main sales agent for the publication during the same period, generating in excess of 80% of the advertising revenues for the publication. As a professional photographer he has provided, and will continue to provide, the publication with some of its photographic content. We estimate that Mr. Vultaggio intends to spend approximately fifty (50%) percent of his business time working on our subsidiary’s business.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Security Ownership Of Certain Beneficial Owners And Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of November 21, 2003, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of	Name and address	Amount of beneficial	Percent
Class	of beneficial owner	ownership	of class

Common	Robert Hoegler	2,400,000	38.10%
Stock	President, Chief Executive
	Officer and Director
	5076 Payne Street
	Burnaby, British Columbia

Common	Lesia Ozer	NIL	0%
Stock	Director
	3571 Chutter Street
	Burnaby, British Columbia

Common	Rino Vultaggio	2,100,000	33.33%
Stock	3648 Mathers Avenue
	West Vancouver, British Columbia

Common	All Officers and Directors	4,500,000	71.43%
Stock	as a group (three people)

The percent of class is based on 6,300,000 shares of common stock issued and outstanding as of January 15, 2004 .

Description Of Securities

General

Our authorized capital stock consists of 70,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As of January 15, 2004 , there were 6,300,000 shares of our common stock issued and outstanding that were held by 51 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. The lack of cumulative voting rights could delay, defer or prevent a change in control of the company.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of January 15, 2004 , we have not issued any preferred shares and have no intention of doing so in the foreseeable future. Our bylaws do not stipulate any material rights of preferred shareholders such as preferences over common stock in the event of liquidation, dissolution or winding up of the company. We will amend our bylaws to include details of such rights if we decide to issue preferred shares in the future and if we decide to give these preferred shares any preferential rights.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, Counselors At Law, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Amisano Hanson Chartered Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure Of Commission Position Of Indemnification For
Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization Within Last Five Years

We were incorporated on July 14, 2003 under the laws of the state of Nevada. On July 14, 2003, Robert Hoegler and Lesia Ozer were appointed to our Board of Directors and Mr. Hoegler was appointed as our President and Chief Executive Officer, while Ms. Ozer was appointed as our Secretary, Treasurer and Chief Financial Officer.

On August 29, 2003, we entered into an acquisition agreement whereby we acquired all of the issued and outstanding shares of Marco Polo World News Inc., a private British Columbia company wholly-owned by Mr. Rino Vultaggio. On September 2, 2003, Mr. Rino Vultaggio, who was the sole shareholder of Marco Polo World News Inc. prior to the acquisition, was appointed as a director of our company and retained the positions of President and sole Director of Marco Polo World News Inc. after the acquisition.

Description Of Business

Acquisition of Marco Polo World News Inc.

Pursuant to an agreement dated August 29, 2003 and completed on September 30, 2003, we acquired 100% of the issued and outstanding shares of Marco Polo World News Inc., a private British Columbia Company wholly-

owned by Mr. Rino Vultaggio. Pursuant to this agreement, Marco Polo World News Inc. became our wholly owned subsidiary. In consideration of the transfer of all of the outstanding shares of Marco Polo World News, Inc. by Mr. Vultaggio to us, we issued 2,100,000 shares of our common stock to Mr. Vultaggio.

Marco Polo World News Inc. was incorporated pursuant to the laws of British Columbia on February 4, 1998 for the purpose of producing and distributing an Italian language weekly newspaper to be distributed mainly in the Vancouver metropolitan area. At the time of its formation in February 1998, Marco Polo World News Inc. purchased a 100% interest in an existing Italian language publication called L’Eco D’Italia. This publication had been successfully produced and distributed in the Vancouver area since 1967. In early 2003, the name of the publication was changed to Marco Polo. Subsequent to the publication’s name change, an English language section was introduced in the newspaper in an attempt to capture a larger readership of Italian origin individuals who may not be fluent in their language of origin. By researching the ethnic and community publications and the advertising industries in Canada and the United States, Marco Polo has identified the potential for producing and distributing bilingual (initially Italian/English) ethnic community newspapers to large communities in Canada and the USA. Mr. Rino Vultaggio, the president of Marco Polo, is primarily responsible for the company’s business operations.

PRODUCT DESCRIPTION

The newspaper, within the context of the publishing and advertising industry, is classified as a community publication and consists of two distinct components: an Italian language section, which represents 80% of the publication with 16 pages, and an English language section which represents the other 20% with four pages. The newspaper consists of black and white format newsprint with 15 1/2 x 10 1/2 inches of printing area separated by a vertical fold in the center. Each issue of the newspaper contains an average of 20 pages . Presently an average of ,1700 copies of the newspaper are published and distributed weekly for 49 weeks of the year. Suggested retail price for each copy of the newspaper is $ 0.92. Special issues of the newspaper are published for the Easter and Christmas holidays. These issues contain an average of 10 additional pages reserved for existing and additional paying advertisers who wish to extend Season’s Greetings, corporate and personal holiday’s messages to their clients and the Italian communities in general. The news and editorial content of the newspaper is 40% Italian news, 20% Canadian news, 20% Vancouver local news, 10% international news and 10% special editorial reports and profiles. Presently, the advertising space comprises 35% of the total format. The English language section covers summaries of Italian, Canadian and international news, highlights and results of major sports events which are of interest to Italians in general but may not be covered by local media, i.e. Formula One Grand Prix, Italian and European Soccer Leagues results and standings, International Motorcycle and bicycle racing news and results.

Nove Colonne News, an Italian news agency, and La Republica, an Italian daily newspaper, provide the Italian news and editorial content that appears in our newspaper. Both of these entities receive grants from the Italian government to facilitate the dissemination of Italian language news and editorials to Italian language newspapers that are published and distributed to individuals of Italian origin that reside outside of Italy. The local editorial and news content is provided to us by a number of individual contributors and Italian cultural, social and sports organizations that may have a newsworthy item of interest to our readership. There is no cost to us in obtaining and using the news and editorial content that appears in the newspaper. The contents of the publication are gathered, evaluated, edited and laid-out under the supervision of Mr. Rino Vultaggio, our Managing Editor and Publisher.

The newspaper is printed by VanPress Printers of Burnaby, B.C., an arms-length, well-established Vancouver area printing firm. We do not have a formal contract with the printer. The firm prints the newspaper on a weekly basis. It charges us an average of US$369 to print 1,700 copies per week. If we were to lose the services of this printing firm, a number of other printing firms would be available to replace these services at competitive prices. We do not presently have an alternate arrangement for printing with any of these firms if such an event were to occur. Our operations would be temporarily disrupted if we lost the services of the present printer. There is no affiliation between VanPress printers and our officers, directors, principal shareholders or selling shareholders.

We are responsible for securing advertising sales for the newspaper, evaluating and selecting news and editorial content, production, photography and layout supervision, as well as general supervision and coordination respecting all contractors retained for the production and operation of the newspaper. As well, we are responsible for retaining and overseeing independent contractors that are responsible for graphic design, final layout, typesetting, revenue collection, printing and distribution.

At the time of the acquisition, 1,500 copies of the newspaper were being produced and distributed on a weekly basis. The number of copies of Marco Polo being produced at the present time has increased to 1,700 which are distributed in the following manner: 55% in the greater Vancouver area, 25% in the rest of British Columbia, 10% in the rest of Canada and 5% each in Italy and the USA.. All distribution outside of the Greater Vancouver area is carried out by Canada Post mail delivery. In the Vancouver area, distribution base individual subscribers representing 60% of the readership, and various institutions and agencies representing 10% of the readership, receive the newspaper via Canada Post mail delivery, while 30% of the publication copies are sold at retail newsstands. The newsstand copies are delivered to the retailers via courier. Our average cost of distribution on a weekly basis is $138. In conjunction with the Publication Assistance Program, we receive favorable postal rates of $0.14 per piece delivered by Canada Post.

There are no agreements or understandings of any kind between us and third parties pursuant to which we would merge with or be used as a vehicle for a reverse acquisition.

REVENUES

The company generates revenues from selling advertising space in the newspaper to industries, institutions, businesses and individual professionals that want to market their products and services to significant portion of the Canadian population that is of Italian origin. Since the acquisition of our subsidiary on September 30, 2003, we have generated an average of $8,800 per month from the sale of advertising space. In addition, we generate other revenue from the sale of the newspapers. We receive $0.74 for each copy of the newspaper sold on newsstands. The other $0.18 of the cover price is retained by the retailer. The company will also receive an annual grant of $ 8,800 from the Italian Government. This grant is provided by the Italian Government to Italian language publications that are produced and published outside of Italy. The grant is applied for through the Italian consulate in Vancouver on an annual basis prior to the beginning of the publication’s fiscal year. We applied for this grant in March 2003, prior to our fiscal year commencing October 1, 2003 and ending September 30, 2004. We have been assured by the Italian consulate that we will be receiving the funds sometime during the summer of 2004.

The Advertising Economy

Advertising is one of the most visible forms of marketing. A study by Combase, the Canadian Community Newspaper Database Corp., conducted by Toronto research firm Maritz: Thompson Lightstone & Co. shows that the community newspaper industry has emerged as a successful billion dollar segment of media. In Canada alone, this industry represents over 1,000 titles and 11.2 million copies per week. This study also demonstrates a 70% household penetration by specialty community newspapers which is a higher reach than any other medium. Readership is highest in British Columbia with 79% surveyed reading their last weekday issue, compared to just 63% reading the last issue of a daily newspaper.

Advertiser Profile

The newspaper’s typical advertisers are small to medium size businesses (retailers and manufacturers), institutions (financial institutions and government agencies) and individual professionals (travel agents, real estate agents, accountants and lawyers). These business segments represent every industry in Canada and, according to Statistics Canada, employ in excess of 80% of the work force in Canada. The advertising budgets in this sector are modest, creating a need for more highly specific advertising vehicles for their limited advertising dollar. Financial institutions and service agencies in particular have either become aware of such large community and ethnic markets and the need to be part of it or have created programs for delivery of specialty services to these markets. Our billing to an average advertiser is $3,000 for a one-year advertisement exposure.

Audience Profile

Any resident of Italian origin residing either in Canada or the USA, whether he speaks either language or both, can be considered as a potential reader of our newspaper. Based on Statistics Canada’s 2001 census, out of a population of 30 million people, 12 million consider themselves of Canadian origin and 18 million of other foreign origin. There are approximately 1.3 million people in Canada who consider themselves of Italian origin. Approximately 470,000 of them regard Italian as their mother language About 62% of the Italian ethnic population lives in the Province of Ontario, 19% in Quebec, 10% in British Columbia and the rest scattered in small pockets throughout Canada.

According to year 2000 US Federal Census Bureau statistics, the population that considers itself of Italian heritage has surpassed the 15 million mark in the USA. Major concentrations of Italians reside in New York State with approximately 3 million people; New Jersey, California and Pennsylvania with approximately 1.5 million people each; Florida with approximately 1 million people and other substantial pockets in Massachusetts, Connecticut and Rhode Island.

We estimate that in order for us to receive a profit for our initial fiscal year ending September 30, 2004, we need to increase the production and distribution of the Marco Polo to 3,000 copies per week and must generate, on an average, minimum advertising revenues of $11,600 per month over the 12 months. We also need to generate a minimum of $1,000 per month from the sale of the newspaper copies while receiving the Italian Government grant of $8,800 per year.

Future Development

The Company is presently receiving approximately $8,800 per month from the sale of advertising space in its publication and we are presently receiving $775 per month on sales of the newspaper to individual subscribers and on news stands. We anticipate that we will receive approximately $735 per month as a grant from the Italian government as a subsidy for the promotion of Italian culture and dissemination of Italian news. For the three-month commencing on September 30, 2003, the date of the closing of the acquisition agreement and date we commenced operations, to December 31, 2003, we realized gross revenues of $43,831 and incurred related costs of $35,180, for net revenues from operation for the three months of $8,651. The average advertisement sales for this three month period has surpassed the anticipated monthly revenues as a result of the high Christmas issues sales which generated $22,265 gross revenues for the month of December.

In conjunction with the preparation and filing of this Registration Statement, during the same period, we incurred general and administrative expenses consisting of bank charges, consulting fees and professional fees of approximately $12,580. As a result, the net loss for the period September 30, 2003 to December 31, 2003 was $3,929.

In order to become profitable, we must expand our operations by increasing our production and distribution in the Vancouver area to 3,000 copies of the newspaper a week. We must also secure additional businesses and individual professionals as advertisers on our publication in order to achieve the projected $11,600 per month revenue level to be profitable. Initially, we will rely on our directors and officers to contact additional advertisers regarding the possibility of advertising their products and services to the Italian communities on our newspaper. As our operations expand and we generate significant revenue, we intend to hire sales personnel for the purpose of securing additional advertisers. We have no present plans to expand the production and distribution of the newspaper outside of British Columbia in the near future. Depending on our success in implementing our plan of operation in the existing area of production and distribution, we would evaluate the possibility of expansion, and the associated costs, into other areas of Canada and the United States, where there are large concentrations of residents of Italian origin.

Mr. Rino Vultaggio, our director and President and director of our subsidiary, will act as a part-time sales person to secure additional advertising sales and will receive a commission of 25% on all the sales he generates.

Overview of Community and Ethnic publications

New niche markets have emerged in the community newspaper arena based on the ever-growing ethnic population in North America. A large segment of traditional media include foreign language programs (both on radio and television) and community ethnic publications that have flourished in the last ten years. Governments at the national, provincial, state and local levels have made great strides in the last decade to satisfy the demands of these powerful groups for recognition, acceptance and support of their culture, customs and language. Governments and large institutions have invested substantially in the promotion of cultural and ethnic diversity. The Department of Canadian Heritage, the Canadian federal government ministry responsible for policies and programs related to Canadian culture, arts and heritage, and the preservation thereof, subsidizes 47% of the mailing costs of Canadian owned and controlled paid circulation publications, with special provisions for ethno-cultural, aboriginal, and minority official-language publications, through its Publication Assistance Program and has a specific mandate in the domain of culture. Quoted in a discussion paper filed by the Department of Canadian Heritage, the department stated “Canada is defined by far more than its political boundaries or economic relationships. In these times of rapid change and globalization, it is more important than ever that we know who we are as Canadians and what brings us together. The focus of our cultural policies for the future must be on … diverse Canadian content ”.

As a result of these new policies and programs, cultural channels, both television and radio, and ethnic (cultural) publications have flourished during the last decade. Ethnic markets now represent a major and affluent portion of the purchasing public and have not been specifically targeted by advertising vehicles, other than mass conventional publications. This creates a vacuum and a market opportunity for new and creative specialty mediums that want to venture into this unfulfilled and growing market and communities.

Competition

The publishing and advertising industry, in general, is competitive and there can be no assurance that we will be successful in generating significant revenue from our operations. We will compete with English language daily and weekly newspaper, the television and radio media, as well as with a growing number of other community and ethnic daily and weekly newspapers. The Canadian publishing and advertising market is dominated by the country’s largest daily newspapers: Globe and Mail, Toronto Star, La Gazette, Ottawa Journal, Vancouver Sun and The Province. They typically mass distribute their publications through direct subscriptions and newsstands all across Canada. Large newspapers have the financial resources necessary to maintain and expand their operations. They also enjoy the political and major industries relationships.

We also compete with all other community and ethnic language publications that have flourished in the last decade. Daily newspaper, exclusively in the Italian language, are published and distributed in both Toronto and Montreal, the two largest cities in Canada. Other Italian-only weekly newspapers are produced and distributed in other major centers in Canada.

Competitive advantage

The Company does not have at its disposal the vast resources enjoyed by larger publishing companies to serve mass audiences. Our strategy, therefore, will be twofold. Primarily, we will focus on serving a niche audience loyal to its community institutions, businesses and professionals. Over the years, the newspaper has become a well-recognized institution within the Italian speaking communities in British Columbia, patronized and read by the members loyal to their culture and community. Assuring timely production and delivery, qualified content of interest and a primary focus on inclusion of the community voice provides an arena for future success. Our secondary focus will be on quality and personalized customer service to our advertisers, who in turn become a channel for larger and continuing distribution through their clients. Although we do not have any contracts with any of our advertisers, as a result of our personalized service, we have been able to maintain their loyalty. Our advertisers have recognized the advantages of marketing their products and services more directly through our medium serving their targeted audience. Our advertisers do not have unlimited resources to market through the larger daily and weekly publications. Our competitive rates allow them to target their advertising dollar more effectively, while reaching their desired audience.

We are not aware of any other Italian or Italian/English language weekly publications being produced and distributed in British Columbia. Our newspaper is well established within the community it serves. Our chief competitive threat, therefore, would be from other publishing organizations entering our market with a similar publication.

Compliance with Government Regulation

The production and distribution of an independently owned publication is not regulated in Canada. However, many Canadian consumer groups are calling for the adoption of regulations to establish guidelines and policies for the dissemination of news and editorial content. New laws and regulations may impact our ability to offer our services and generate revenue in the future. However, we are not aware of any pending laws or regulations that would have an impact on our business.

Employees

We have no employees other than the officers and directors described above. Through an agreement dated June 1, 2002 between Marco Polo World News Inc., our subsidiary, and Mr. Rino Vultaggio, we have retained Mr. Rino Vultaggio as an agent/contractor of sales and marketing services, as well as Managing Editor and Publisher. As our agent, Mr. Vultaggio is responsible for securing advertising sales for the newspaper, as well as for securing and supervising any additional sales agents when and if required.

In his capacity as Publisher and Managing Editor of the newspaper, Mr. Vultaggio’s responsibilities include securing, evaluating and selecting news and editorial content, production, photography and layout supervision, as well as general supervision and coordination respecting all contractors retained for the production and operation of the newspaper.
Our subsidiary has agreed to pay Mr. Vultaggio a 25% commission on all sales that he generates. In addition, he is reimbursed for any reasonable expenses he incurs in the performance of his duties.

All other services required, such as graphic design, final layout and typesetting, are outsourced to independent contractors. Administrative functions and collection of revenues as well as printing and distribution of the newspaper are also contracted out on a part-time basis.

On a weekly basis, under Mr. Vultaggio’s supervision, the newspaper is compiled, laid out and sent for printing Monday for distribution Tuesday. All other contracted functions, such as part-time administrative and full-time sales, continue on an ongoing basis.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We own a 100% interest in Marco Polo World News Inc. a private British Columbia company that conducts business under the name "Marco Polo". Our subsidiary produces and distributes in the Vancouver Metropolitan area a bilingual, Italian/English, language newspaper called “Marco Polo”. We do not own any interest in any other subsidiary or entities.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Plan Of Operations

Our plan of operations for the twelve months following the date of this registration statement is to expand our business by attempting to:

1.
Enlarge the publication to 24 pages from the present 20 pages by July 2004.This step will be subject to us securing approximately 40% more advertising space for each additional page planned for production. We anticipate that we will incur an additional $70 production cost per issue for this expanded publication.

2.
Reach an average monthly revenue from advertising sales of $ 11,600 by July 2004We do not anticipate any additional cost of sales for increasing our revenues as any additional compensation would be covered by sales commissions.

3.	Increase the advertising-to-editorial ratio of our newspaper content to a 40% to 60% by July 2004.
4.	increase the printing and distribution of Marco Polo to 3,000 copies a week by November 2004. .
5.
In conjunction with the increase of production to 3,000 copies per issue, we plan to introduce two new areas in British Columbia ( Victoria and Penticton/Kelowna) as additional distribution bases for the publicationand create content segments in the newspaper to cover news and editorials relating to the two new areas of distribution by November 2004. Additional costs for printing and distribution will be approximately $280 and $70 per issue respectively.

Our objective is to obtain these operational milestones during the next 12 months. However, we have no assurances that we will be able to reach this goal. We intend to continue with our current business strategy of maintaining our present advertiser client base. We will also attempt to secure additional advertisers by educating them on the benefits of advertising their products and services to a large population of Italian origin residing in Canada and outlining the fact that we are the only bilingual, Italian/English publication distributed weekly.

While expanding our business and increasing the number of copies of the publication to be distributed, we will place little importance on the collection of revenues from the sales of the newspaper. Instead we will focus on increasing the viewership to create a larger audience for the advertisers. Likewise, as a result of increased distribution, every effort will be made to execute the collections from advertisers within established parameters. We anticipate being able to execute up to 80% of revenue collections within 60 days of invoicing.

We anticipate that the Marco Polo operation will be financially self-supporting in the near future. Our chief costs are expected to be those we will incur with expansion, general and administrative expenses and the filing of this registration statement.

For the twelve months prior to October 2003, Mr. Vultaggio was unable to devote his efforts in a full-time capacity to the operation of Marco Polo, resulting in a marked decrease in revenues during this period. In conjunction with the acquisition and restructuring of Marco Polo, Mr. Vultaggio will be able, on a full-time basis, to conduct the majority of the sales efforts, and will be responsible for securing and supervising additional sales agents, when required. He will also be acting as our Managing Editor and Publisher.,. . As a result of Mr. Vultaggio’s full-time commitment to the operation of the newspaper, revenues generated from operation during the three months ending December 31, 2003 have increased substantially.

Our director, Ms. Lesia Ozer will be responsible for building our internal administrative and managerial organization, while we attempt to keep overhead costs low by minimizing the hiring of full-time employees and by contracting out to third parties professionals. With additional revenues, we plan to retain staffing levels sufficient to achieve our expansion goals. This additional staffing may include full-time and part-time sales staff and administrative consultants. Without sufficient revenues, we will continue limiting our employees to our directors and officers.

We expect the expenses of the offering to be approximately $20,500. In addition, in connection with our proposed plan of operation, we anticipate that we will incur the following expenses per month:

payments to management and sales staff	$3,230
office rent	$590
computer, office equipment and supplies	$200
Printing	$1476
Distribution	$552
Telephone	$150
general administrative	$250

Total per month	$6448

In addition, to the above monthly expenses, we expect to incur the following expenses, per month, for compliance with future filing requirements under the Securities Act of 1933:

Accounting and Auditing Fees	$1,000

Legal Fees	$600

EDGAR Fees	$150

Other Administrative Fees	$200

TOTAL PER MONTH	$1,950

The foregoing represents our best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in generating significant revenue from our operations, additional funds may be required in order for us to proceed with our business plan to execute our plan of operation. In such circumstances, we would likely seek additional financing to support the continued operation of our business. We have no such financing arranged at the present time and no guarantee that we will be able to secure such financing.

We anticipate that depending on market conditions and our plan of operations, we could incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough revenue from advertising and subscriptions sales to cover all of our operating and administrative expenses. Our revenues will depend on how we secure additional advertisers for the publication, as well as keeping the costs of production and distribution to reasonable levels.

Results Of Operations For Period Ending September 30, 2003

There were no revenues received on our merged financial statements as of September 30, 2003, being the date of the closing of the acquisition agreement whereby the company purchased 100% of the shares in the capital stock of its wholly owned subsidiary. Therefore there were no earned revenues or incurred direct costs from our operations from our inception on July 14, 2003 through September 30, 2003.

Since incorporation, our activities have been financed exclusively from the proceeds of share subscriptions. We do not anticipate earning significant revenues until such time as our wholly owned subsidiary executes a major portion of its expansion program. There is no assurance that we will be able to reach the projected expansion.

We incurred expenses in the amount of $6,233 for the period from inception to September 30, 2003. These consisted of $500 in consulting and management fees, $5,000 in legal and accounting fees, $433 in office and general administrative expenses and $300 in incorporation expenses.

We have not attained profitable operations and are dependent upon obtaining financing to continue and to expand our existing business operations. For these reasons our auditors stated in their report that they have substantial doubt that we will be able to continue as a going concern.

At September 30, 2003, we had assets recorded at $81,752 consisting of cash of $31,831, accounts receivable of $ 11,759, due from related parties $ 14,715 and goodwill of $ 23,447. Our liabilities at September 30, 2003 totaled $36,585, all consisting of account payables.

Description Of Property

Our executive offices are located at 595 Howe Street, Suite 323, Vancouver, British Columbia, Canada. Mr. Robert Hoegler, our President and Chief Executive Officer, leases these premises to us for $300 per month. The publications offices, rented for $615 per month, are located at 3680 East Hastings Street, Suite 302 in Vancouver. Both offices are fully equipped and functional. It is not expected that expanded facilities will be needed for either location in the foreseeable future.

Certain Relationships And Related Transactions

Other than disclosed below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any of our promoters;

  Any relative or spouse of any of the foregoing persons who has the same house as such person.

Mr. Rino, Vultaggio, our director and our subsidiary’s President and director, was the sole owner of Marco Polo World News Inc. that was purchased by us. In consideration for this purchase, we issued 2,100,000 shares of our common stock to him.

Robert Hoegler, our President and Chief Executive Officer, lease us the offices located at 595 Howe Street, Suite 323, Vancouver, British Columbia, Canada for $300 per month.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Stockholders of Our Common Shares

As of the date of this registration statement, we had 51 shareholders.

Rule 144 Shares

Not including shares registered in this prospectus, a total of 2,400,000 shares of our common stock will be available for resale to the public after August 2004 in accordance with the volume and trading limitations of Rule 144 of the Act. An additional 2,100,000 shares of our common stock will be available for resale to the public after September, 2004 in accordance with the same limitations. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 63,000 shares as of the date of this prospectus; or
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons. We have opted to cover the registration costs associated with this current filing absent such rights because management believes that such registration shall aid us in obtaining a public market and thereby raising additional financing for our operations.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception on July 14, 2003 to November 21, 2003.

	ANNUAL COMPENSATION					LONG TERM COMPENSATION
NAME	TITLE	YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION	RESTRICTED OPTION STOCKS/PAYOUTS AWARDED	SARS ($)	LTIP COMPENSATION	ALL OTHER COMPENSATION
Robert Hoegler	President CEO and Director	2003	$0	0	0	0	0	0	0
Lesia Ozer	Secretary Treasurer and CFO	2003	$0	0	0	0	0	0	0
Rino (1) Vultaggio	Director	2003	$0	0	0	0	0	0	0

(1) Rino Vultaggio is the director of our subsidiary Marco Polo World News Inc.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Consulting Agreements

We do not have any employment or consulting agreement with any of our officers or directors and we will not pay our directors any amount for acting on the Board of Directors.

On June 1, 2002, our subsidiary executed a Sales Agency and Personal Services Agreement with Mr. Vultaggio for a period of three years commencing on that date and terminating on July 31, 2005. Under the terms of the Agreement, Mr. Vultaggio will act as non-exclusive sales agent for the subsidiary to sell advertising space for the newspaper. Under the terms of the agreement he is compensated with a 25% commission on all sales secured by him. Under further terms of the agreement, he will act as managing editor and publisher for the newspaper without receiving additional compensation for acting in these positions.

GLOBAL–WIDE PUBLICATION LTD.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

(Stated in US Dollars)

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Global–Wide Publication Ltd.

We have audited the consolidated balance sheet of Global–Wide Publication Ltd. and subsidiary as of September 30, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from July 14, 2003 (Date of Inception) to September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global–Wide Publication Ltd. and subsidiary as of September 30, 2003 and the results of their operations and their cash flows and the changes in stockholders’ equity for the period from July 14, 2003 (Date of Inception) to September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Amisano Hanson”
November 5, 2003	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

GLOBAL–WIDE PUBLICATION LTD.
CONSOLIDATED BALANCE SHEET
September 30, 2003
(Stated in US Dollars)

2003

ASSETS

Current
Cash	$31,831
Accounts receivable	11,759
43,590
Due from related party – Note 3	14,715
Goodwill – Note 4	23,447
$81,752
LIABILITIES

Current
Accounts payable	$36,585

STOCKHOLDERS’ EQUITY

Capital stock – Note 5
Common stock, $0.001 par value, 70,000,000 shares
authorized
Preferred stock, $0.001 par value, 45,000,000 shares
authorized
6,300,000 common shares issued and outstanding	6,300
Additional paid-in capital	44,700
Accumulated deficit	(5,833)
45,167
$81,752
Nature and Continuance of Operations – Note 1
Commitments – Note 9

SEE ACCOMPANYING NOTES

GLOBAL–WIDE PUBLICATION LTD.
 CONSOLIDATED STATEMENT OF OPERATIONS
for the period July 14, 2003 (Date of Inception) to September 30, 2003
(Stated in US Dollars)

July 14, 2003
(Date of
Inception) to
September
30,
2003
General and Administrative Expenses
Consulting fees	$500
Office and general	300
Professional fees	5,000

Net loss before other items	(6,233)
Other item
Gain on foreign exchange	400

Net loss for the period	$(5,833)

Basic and diluted net loss per share	$(0.00)

Weighted average number of common shares outstanding	1,350,000

SEE ACCOMPANYING NOTES

GLOBAL–WIDE PUBLICATION LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period July 14, 2003 (Date of Inception) to September 30, 2003
(Stated in US Dollars)

July 14, 2003
(Date of
Inception) to
September
30,
2003
Operating Activities
Net loss for the period	$(5,833)

Changes in non-cash working capital items related to
operations
Accounts receivable	(1,650)
Accounts payable	6,187

Net cash flows used in operating activities	(1,296)

Financing Activities
Bank indebtedness acquired – Note 4	(15,773)
Proceeds on sale of common stock	48,900

Net cash flow provided by financing activities	33,127

Increase in cash during the period	31,831

Cash, beginning of period	-

Cash, end of period	$31,831

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-

Income taxes	$-

Non-cash transaction – Note 8

SEE ACCOMPANYING NOTES

GLOBAL–WIDE PUBLICATION LTD.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period July 14, 2003 (Date of Inception) to September 30, 2003
(Stated in US Dollars)

			Additional
	Common Stock		Paid-in
	Number	Par Value	Capital	Deficit	Total
Issuance of common stock
for cash – at $0.001	3,900,000	$3,900	$-	$-	$3,900

Issuance of common stock
for acquisition of Marco
Polo World News Inc.
– at $0.001	2,100,000	2,100	-	-	2,100

Issuance of common stock
for cash – at $0.15	300,000	300	44,700	-	45,000

Net loss for the period	-	-	-	(5,833)	(5,833)

Balance, September 30, 2003	6,300,000	$6,300	$44,700	$(5,833)	$45,167

SEE ACCOMPANYING NOTES

GLOBAL–WIDE PUBLICATION LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003
(Stated in US Dollars) - Page 1

Note 1

Nature and Continuance of Operations

The Company and its subsidiary, Marco Polo News Inc. (“MPW”), a private British Columbia, Canada company, are in the business of publishing a weekly newspaper publication targeting particular readership. The Company has filed an SB2 Registration Statement with the Securities and Exchange Commission for its shares to trade on the OTC Bulletin Board.

The Company has incurred losses since inception totalling $5,833 and its ability to continue as a going concern is dependent on raising additional capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

Management plans to continue to provide for its capital needs during the year ended September 30, 2004 by the development of its sales of newspapers and advertising revenues and by issuing equity securities or by obtaining related party loans.

The Company was incorporated on July 14, 2003 in the State of Nevada and has adopted September 30 as its fiscal year end.

Note 2

Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

The financial statements, in management’s opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Marco Polo News Inc. All significant inter-company transactions and account balances have been eliminated.

Revenue Recognition

The Company’s subsidiary generates revenue from selling advertising space in its weekly newspaper publication which it produces and distributes to target markets. Advertising revenue is recorded upon completion of printing of each weekly publication and collection is reasonably assured. Customer deposits received in advance of publication are recorded as deferred revenue. These consolidated financial statements have not reported any additional revenue or deferred revenue as the acquisition of the subsidiary was effective September 30, 2003. Advertising revenue and deferred revenue will be reported in the following periods.

GLOBAL–WIDE PUBLICATION LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003
(Stated in US Dollars) - Page 2

Note 2

Summary of Significant Accounting Policies – (cont’d)

Cash and Cash Equivalents

The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Foreign Currency Translation

The Company uses Canadian dollars as its functional currency and US dollars as its reporting currency. Current assets and liabilities are translated at the exchange rate in effect at the date of the balance sheet. Capital assets, stockholders’ equity, revenues and expenses are translated at the exchange rates in effect at the date of the transaction. Any gains or losses arising as a result of such translations are not included in operations but are reported as a separate component of equity as cumulative translation adjustments.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable and accounts payable approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”) which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Goodwill and Intangible Assets

The Company has adopted the provisions of the Financial Accounting Standards Board Statement No. 142, Goodwill and Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but are annually tested for impairment. The determination of any impairment includes a comparison of the estimated future operating cash flows anticipated during the remaining life for the net carrying value of the asset as well as a comparison of the fair value to the book value of the Company or the reporting unit to which the goodwill can be attributed. Management has determined that as at September 30, 2003 no impairment of intangible assets has occurred.

GLOBAL–WIDE PUBLICATION LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003
(Stated in US Dollars) - Page 3

Note 2

Summary of Significant Accounting Policies – (cont’d)

Basic Loss Per Share

The Company reports basic loss per share in accordance with the Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period.

New Accounting Standards

Management does not believe that any recently issued but not effective accounting standards if currently adapted could have a material affect on the accompanying financial statements.

Government Assistance

The Company records Government assistance as income in the period the funds are receivable. The Company records assistance when received if receipt is uncertain and the Company does not have a history of receiving such assistance.

Note 3

Related Party Transactions – Note 9

As at September 30, 2003, $14,715 was due from a director of the Company for cash advances which are unsecured, non-interest bearing and have no specific terms for repayment. This amount was subsequently received.

The company has not recorded any remuneration for its directors and officers during the period from July 14, 2003 to September 30, 2003 as the cost for services provided is immaterial.

Note 4

Acquisition of Marco Polo World News Inc.

By an agreement dated August 29, 2003 and completed on September 30, 2003, the Company acquired 100% of the issued and outstanding shares of Marco Polo World News Inc. (“MPW”), in consideration for 2,100,000 common shares of the Company.

This acquisition has been accounted for using the purchase method of accounting. The value assigned to the capital stock of the Company issued for the acquisition is equal to the fair value of the capital stock of the Company.

The fair value of MPW's assets and liabilities at September 30, 2003, the date of the acquisition, is as follows:

Cash	$-
Accounts receivable	10,109
Due from related parties	14,715
Goodwill	23,447

Total assets	48,271
Less: bank indebtedness	(15,773)
accounts payable	(30,398)

Purchase price – 2,100,000 common shares at $0.001 per share	$2,100

Note 4	Acquisition of Marco Polo World News Inc.

Supplemental Pro Forma Information

The acquisition was effected on September 30, 2003 and accordingly, the operations of MPW are not reflected in the statement of operations.

The following pro forma consolidated statement of operations is presented to illustrate the effects of the acquisition of MPW by the Company. The pro forma consolidated statement of operations has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company for the period ended September 30, 2003 and the audited financial statements of MPW for the year ended September 30, 2003, as contained elsewhere in the SB2 Registration Statement.

The following pro forma consolidated statement of operations assumes that the Company acquired MPW as of October 1, 2002.

The pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States of America.

The pro forma consolidated statement of operations is presented for information purposes only and is not necessarily indicative of the results of operations of the Company that would have occurred had the acquisition of MPW been consummated as of the dates indicated.

GLOBAL–WIDE PUBLICATION LTD.
Pro forma Consolidated Statement of Operations
for the period ended September 30, 2003

		July 14, 2003
		(Date of		Period ended
	Year ended	Inception) to		September 30,
	September 30,	September 30,		2003
	2003	2003		Consolidated
	Marco Polo	Global-wide		Global-Wide
	World News	Publication	Pro forma	Publication
	Inc.	Ltd.	Adjustments	Ltd.

Sales	$119,102	$-	$-	$119,102
Cost of sales	39,309	-	-	39,309
Gross profit	79,793	-	-	79,793
Expenses
General and
administrative	74,956	5,933	-	80,889
Selling and
distribution	27,890	-	-	27,890
	102,846	5,933	-	108,779
Loss before other items
and income taxes	(23,053)	(5,933)	-	(28,986)
Other items:
Gain (loss) on foreign
exchange	(207)	400	-	193
Write-off of
incorporation costs	-	(300)	-	(300)

Net loss for the period	$(23,600)	$(5,833)	$-	$(29,433)

Basic and diluted loss
per share	$(0.02)	$(0.00)		$(0.00)

GLOBAL–WIDE PUBLICATION LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003
(Stated in US Dollars) - Page 4

Note 5

Capital Stock

The Company's capitalization is 70,000,000 common shares, with a par value of $0.001 per share and 5,000,000 preferred shares with a par value of $0.001 per share. As at September 30, 2003, the Company has issued 6,300,000 common shares.

During the period the Company received $45,000 under an Offering Memorandum towards 300,000 common shares at a price of $0.15 per share. The Offering Memorandum has closed and the shares have been issued.

To September 30, 2003 the Company has not granted any stock options and has not recorded any stock-based compensation.

Note 6

Income Taxes

The Company and its subsidiary have net operating loss carry-forwards of approximately $5,833 which may be available to offset future taxable income. These losses will expire in 2023 and due to the uncertainty of realization a full valuation allowance has been provided for this deferred tax asset.

Note 7	Deferred Tax Assets The following table summarizes the significant components of the Company’s deferred tax assets:

Total
Deferred Tax Assets
Non-capital loss carryforward	$875
(875)
$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry-forward that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

GLOBAL–WIDE PUBLICATION LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003
(Stated in US Dollars) - Page 5

Note 8

Non-Cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. During the period ended September 30, 2003, the Company issued 2,100,000 common shares at $0.001 per share to acquire MPW. This transaction has been excluded from the statement of cash flows.

Note 9	Commitments

	a)	At September 30, 2003, the Company has entered into operating leases for vehicles and is committed to the following payments:

Year ended:	2004	$5,911
	2005	5,911
	2006	5,134
	2007	3,242

		$20,198

b)
By agreement dated June 1, 2002, MPW, the Company’s subsidiary, entered into a sales agency and personal services agreement with a director of MPW wherein the director will be compensated by a 25% sales commission (contract service fees) on all sales secured by him. This agreement terminates on July 31, 2005 and may be renewed at the option of the director for an additional three years.

MARCO POLO WORLD NEWS INC.

REPORT AND FINANCIAL STATEMENTS

September 30, 2003

(Stated in Canadian Dollars)

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

AUDITORS' REPORT

To the Shareholders,
Marco Polo World News Inc.

We have audited the balance sheets of Marco Polo World News Inc. as at September 30, 2003 and 2002 and the statements of operations and cash flows for each of the years in the two year period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States of America generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the two year period ended September 30, 2003, in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

Vancouver, Canada	“Amisano Hanson”
November 5, 2003	CHARTERED ACCOUNTANTS and
CERTIFIED PUBLIC ACCOUNTANT

COMMENTS BY AUDITORS FOR U. S. READERS ON CANADA-U.S REPORTING CONFLICT

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that realization of assets and discharge of liabilities in the normal course of business. As discussed in Note 1 to the accompanying financial statements, the Company has a working capital deficiency which raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report to the shareholders dated November 5, 2003 is expressed in accordance with Canadian reporting standards, which to not permit a reference to such uncertainty in the Auditors’ Report when the uncertainty is adequately disclosed in the financial statements.

Vancouver, Canada	“Amisano Hanson”
November 5, 2003	CHARTERED ACCOUNTANTS and
CERTIFIED PUBLIC ACCOUNTANT

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

MARCO POLO WORLD NEWS INC.
BALANCE SHEETS
September 30, 2003 and 2002
(Stated in Canadian Dollars)

ASSETS	2003	2002
Current
Amounts receivable	$13,646	$21,487

Due from a related party – Note 5	19,864	8,804
	$33,510	$30,291
LIABILITIES
Current
Bank indebtedness – Note 3	$21,292	$2,979
Accounts payable and accrued liabilities	41,034	24,703
	62,326	27,682
SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share Capital – Note 4	1	1
Deficit	(28,817)	2,608
	(28,816)	2,609
	$33,510	$30,291
Nature and Continuance of Operations – Note 1
Commitments – Note 7

APPROVED BY THE DIRECTOR:	“Rino Vultaggio”, Director

SEE ACCOMPANYING NOTES

MARCO POLO WORLD NEWS INC.
STATEMENTS OF OPERATIONS
for the years ended September 30, 2003 and 2002
(Stated in Canadian Dollars)

	2003	2002

Revenue	$147,513	$175,791

Expenses
Accounting and audit fees	-	112
Auto expenses	19,259	12,934
Bad debt expense	20,701	15,554
Contract service fees – Note 5	57,127	83,450
General and administrative expenses	14,048	10,447
Interest and bank charges	2,220	621
Insurance	1,399	922
Legal fees	206	1,511
Office rent	5,410	9,548
Printing, distribution and sorting	43,983	42,222
Promotion	6,663	8,341
Telephone and internet	6,822	6,391
Travel	1,100	730

	(178,936)	(192,783)

Net loss for the year	(31,425)	(16,992)

Retained earnings, beginning of year	2,608	19,600

Retained earnings (deficit), end of year	$(28,817)	$2,608

SEE ACCOMPANYING NOTES

MARCO POLO WORLD NEWS INC.
STATEMENTS OF CASH FLOWS
for the years ended September 30, 2003 and 2002
(Stated in Canadian Dollars)

	2003	2002

Operating Activities
Net loss for the year	$(31,425)	$(16,992)
Changes in non-cash working capital items related to operations:
Amounts receivable	7,841	8,398
Accounts payable and accrued liabilities	16,331	13,125
Due from a related party	(11,060)	(8,803)

Cash used in operating activities	(18,313)	(4,272)

Financing Activity
Increase in bank indebtedness	18,313	2,979

Decrease in cash and cash equivalents during the period	-	(1,293)

Cash, beginning of the period	-	1,293

Cash, end of the period	$-	$-

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-

Income taxes	$-	$-

SEE ACCCOMPANYING NOTES

MARCO POLO WORLD NEWS INC.
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2003 and 2002

Note 1

Nature and Continuance of Operations

The Company is in the business of publishing specialized interest publications targeting particular readership classified by occupation, type of industry, business or interest. The Company, through an agreement dated August 29, 2003 and completed on September 30, 2003, was acquired by Global–Wide Publication Inc. (“Global–Wide”), a company incorporated in Nevada, USA on July 14, 2003 which is planning to go public through a listing on the OTCBB.

The initial capital for the Company’s operations has been provided by directors and shareholders. The Company has incurred losses since inception totalling $28,817 and has a working capital deficiency of $48,680 as at September 30, 2003. Its ability to continue as a going concern is dependent upon the Company’s ability to raise capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

Note 2

Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada and are stated in Canadian dollars. These financial statements conform in all respects with GAAP in the United States of America. Because a precise determination of many assets and liabilities is depended on the future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgement. Actual results may differ from these estimates.

These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of significant accounting policies summarized below:

	(a)	Organization The Company was incorporated under the Company Act of the Province of British Columbia on February 5, 1998.

(b)

Loss Per Share

Basic loss per share is computed by dividing the loss for the year by the weighted average number of shares outstanding during the year. Diluted loss per share reflect the potential dilution that could occur if potentially dilutive securities were exercised or converted to common stock. The dilutive effect of options and warrants and their equivalent is computed by application of the treasury stock method and the effect of convertible securities by the “if converted” method. Fully diluted amounts are not presented when the effect of the computations are anti-dilutive due to the losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

MARCO POLO WORLD NEWS INC.
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2003 and 2002 - Page 2

Note 2	Significant Accounting Policies – (cont’d)

(c)

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of amounts receivable and accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

(d)

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Future income tax assets and liabilities are determined based on differences between tax and accounting basis of assets and liabilities. The future tax assets or liabilities are calculated using the tax rates for the periods in which the differences are expected to be settled. Future tax assets are recognized to the extent that they are considered more likely than not to be realized.

(e)

Revenue Recognition

The Company generates revenue from selling advertising space in its weekly newspaper publication which the Company produces and distributes to target markets. The Company records advertising revenue upon completion of printing of each weekly publication and collection is reasonably assured.

(f)
The Company records Government assistance as income in the period the funds are receivable. The Company records assistance when received if receipt is uncertain and the Company does not have a history of receiving such assistance.

Note 3	Bank Indebtedness The Company’s operating line of credit, to a maximum of $20,000, is unsecured and bears interest at bank prime plus 5.5% per annum.

Note 4	Share Capital

	a)	Authorized: 10,000 common shares without par value

	b)	Shares Issued: 1 common share at $1.00 per share

MARCO POLO WORLD NEWS INC.
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2003 and 2002 - Page 3

Note 5	Related Party Transactions The Company incurred the following expenses charged by directors of the Company:

	Years ended September 30,
	2003	2002

Contract service fees	$18,770	$29,400

By agreement dated June 1, 2002, the Company entered into a sales agency and personal services agreement with a director of the Company wherein the director will be compensated by a 25% sales commission (contract service fees) on all sales secured by him. This agreement terminates on July 31, 2005 and may be renewed at the option of the director for an additional three years.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

At September 30, 2003, due from a related party comprises $19,864 (2002: $8,804) due from a director of the Company which are unsecured, non-interest bearing and have no specific terms for repayment. This amount was subsequently received.

Note 6

Corporation Income Tax Losses

At September 30, 2003, the Company has accumulated non-capital losses totaling $28,231 which are available to reduce taxable income in future taxation years. These losses expire as follows:

2009	$16,992
2010	11,239

$28,231

The future income tax asset related to these losses have not been recorded in the financial statements as it is more likely than not that the assets will not be realized and a full valuation allowance has been made.

MARCO POLO WORLD NEWS INC.
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2003 and 2002 - Page 4

Note 7	Commitments At September 30, 2003, the Company has entered into operating leases for vehicles and is committed to the following payments:

Year ended:	2004	$7,979
	2005	7,979
	2006	6,931
	2007	4,376

		$27,265

Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.

GLOBAL-WIDE PUBLICATION LTD.

Until , all dealers that effect transactions in these securities, whether or not participation in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

January, 2004

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Information Not Required In The Prospectus

Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,500
Transfer Agent Fees	$1,500
Accounting fees and expenses	$6,500
Legal fees and expenses	$10,000
Edgar filing fees	$1,000

Total	$20,500

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale. These costs will be expensed by us by the end of the fourth quarter of 2003, as the accounts from the respective parties involved are received.

Recent Sales Of Unregistered Securities

We issued 3,900,000 shares of common stock at a price of $0.001 per share, for total proceeds of $3,900.00, to six purchasers on August 5, 2003. Of these shares, 2,400,000 were sold to our president, chief executive officer and director, Mr. Robert Hoegler. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and are restricted shares in accordance with the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Each investor was given adequate access to sufficient information about us to make an informed investment decision. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Marco Polo World News Inc. These shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares in accordance with the Securities Act of 1933.

We completed an offering of 300,000 shares of our common stock at a price of $0.15 per share to 44 individuals for total proceeds of $45,000 on September 30, 2003. The offering was pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. Our offering complies with Category 3 of Regulation S. The following sets forth the facts upon which we relied in order to comply with this Category of Regulation S:

1.	The purchasers of our common stock were all close friends, relatives or business associates of our directors and officers. As such, each purchaser was known to us to be a non-U.S. resident.

2.	Each purchaser certified and agreed to us that he or she:

	a)	was not a U.S. person and was not purchasing the securities for the account or benefit of a U.S. person;

	b)	would only resell the securities in accordance with the provisions of Regulation S, pursuant to registration or pursuant to an available exemption from registration; and

	c)	would not engage in hedging transactions with regard to the securities unless such transactions were in compliance with the Act.

3.

The certificates representing the shares contain the following legend:

The Securities represented hereby have not been registered under the Securities Act of 1933 (the “Act”), and have been issued in reliance upon an exemption from the registration requirements of the Act provided by Regulation S promulgated under the Act. Such securities may not be re-offered for sale or resold or otherwise transferred except in accordance with the provisions of Regulation S, pursuant to an effective registration under the Act, or pursuant to an available exemption from registration under the Act. Hedging transactions involving the securities may not be conducted unless in compliance with the Act.

4.
We have agreed to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration.

Exhibits

Exhibit	Description
Number

1.1	Articles of Incorporation*
2.1	By-Laws*
3.1	Opinion of Anslow & Jaclin, LLP, with consent to use
4.1	Share Purchase Agreement dated August 29, 2003 between Marco Polo World News Inc., Rino Vultaggio and Global-Wide Publication Ltd. *
4.2	Sales Agency And Personal Services Agreement dated June 1, 2002 between Marco Polo World News, Inc. and Rino Vultaggio
5.1	Consent of Amisano Hanson., Chartered Accountants
21	Subsidiaries

* Filed the original SB-2 Registration Statement on November 21, 2003.

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on January 15, 2004 .

Global-Wide Publication Ltd.

By: /s/ Robert Hoegler

Robert Hoegler, President

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert Hoegler, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

	SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

By:	/s/ Robert Hoegler	President, Chief Executive	Dated:
		Officer and Director	January 15, 2004
Robert Hoegler

By:	/s/ Rino Vultaggio	Director	Dated:
January 15, 2004
Rino Vultaggio

By:	/s/ Lesia Ozer	Secretary, Treasurer, and	Dated:
		Chief Financial Officer	January 15, 2004
Lesia Ozer